5 / F, 6 / F, 7 / F, 9 / F, 10 / F, 11 / F, Radio & Television Center, Caitian Road,

Futian District, Shenzhen, Guangdong;

Tel: (+86) 0755-82796094

September 5, 2024

To : YSX TECH.CO., LTD

401, 4 / F, Building 12, 1601 South Guangzhou Avenue,

Haizhu District, Guangzhou, Guangdong, PRC

RE: Legal Opinion Regarding Certain PRC Legal Matters

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to YSX TECH.CO., LTD (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all the amendments or supplements thereto (the “relationRegistration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in to the Offering, and (ii) the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market.

1	Documents and Assumptions

1.1	In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

1.2	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

1.2.1	All signatures, seals and chops are genuine, each signature on behalf of a party thereto, other than the PRC Companies, is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

1.2.2	Each of the parties to the Documents, other than the PRC Companies (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

1.2.3	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

1.2.4	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

1.2.5	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

2	Definitions

2.1	The following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1.1	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

2.1.2	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.1.3	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.1.4	“VIEs” or “VIE Entities” means variable interest entities, Xinjiang YSX and Xihang (defined below), collectively, and each of them is referred to, severally, as a “VIE” or “VIE Entity”;

2.1.5	“PRC Companies” means VIEs and their subsidiaries and branch offices in PRC;

2.1.6	“PRC Subsidiary” means Yishengxin (Guangzhou) International Holding Co. Ltd. （益盛鑫（广州）国际控股有限公司）, a wholly foreign-owned enterprise organized under the laws of the PRC. (the “WFOE”)；

2.1.7	“PRC Laws” means all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion；

2.1.8	“Xinjiang YSX” means Xinjiang Yishengxin Network Technology Co. Ltd. （新疆益盛鑫网络科技有限公司）, a limited liability company organized under the laws of the PRC；

2.1.9	“Xihang” means Guangzhou Xihang Information Technology Co., Ltd. （广州市细行信息技术有限公司）, a limited liability company organized under the laws of the PRC.

3	Opinion

3.1	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

3.1.1	The VIE Structure.

3.1.1.1	The ownership structure of the VIE Entities, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of the VIE Entities and its shareholders has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements (the “VIE Agreements”) described in the Registration Statement under the caption “Contractual Arrangements with the VIE Entities” in the section “Corporate History and Structure” to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party. The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements. None of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

3.1.1.2	The due execution, delivery and performance of each of the VIE Agreements by the relevant PRC Companies and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Companies; (B) result in any violation of any explicit requirements under the PRC Laws; or (C) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by PRC Laws (each a “Binding Agreement”) known to us to which any PRC Company is a party or by which any of them is bound or to which any of their property or assets is subject. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Option Agreement will be subject to the approval of and/or registration with the Governmental Agencies for the equity transfer.

3.1.1.3	However, there may be changes regarding the interpretation and application of PRC laws and regulations in the future and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion as stated above.

3.1.2	M&A Rules.

3.1.2.1	Based on our understanding of the PRC Laws as of the date hereof, since the PRC Subsidiary was established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the Offering and the proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market, do not require any Governmental Authorization. However, there may be changes regarding the interpretation and application of PRC laws and regulations in the future and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion as stated above.

3.1.3	Enforceability of Civil Procedures.

3.1.3.1	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

3.1.4	PRC Laws.

3.1.4.1	All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Dividend Policy,” “Business,” “Corporate History and Structure,” “Regulations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Related Party Transactions” and “People’s Republic of China Enterprise Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

3.1.5	Taxation.

3.1.5.1	The statements made in the Registration Statement under the caption “MATERIAL INCOME TAX CONSIDERATIONS—People’s Republic of China Enterprise Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

3.2	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

3.2.1	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.2.2	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.2.3	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.2.4	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.2.5	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

3.2.6	This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

Beijing Jingsh Law Firm Shenzhen Office

Beijing JingSh Law Firm Shenzhen Office